Exhibit 99.1
Contact:
Kate de Santis
Sucampo Pharmaceuticals, Inc.
240-223-3834
Or
John Woolford
Westwicke Partners, LLC
443-213-0506
john.woolford@westwickepartners.com
Sucampo Reports Results for the Third Quarter of 2008
Bethesda, Maryland, November 12, 2008 – Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today announced its consolidated financial results for the third quarter and nine months ended September 30, 2008 and commented on corporate activities during the quarter.
Third Quarter 2008 and Subsequent Highlights:
•	Total revenues increased to $14.5 million in the third quarter of 2008 as compared with $12.9 million in the third quarter of 2007.

•	Sucampo ended the quarter with cash equivalents and investments of $124.1 million as compared with $86.5 million at the end of 2007.

•	Sucampo reported a net loss of $2.4 million, or $0.06 per diluted share, in the third quarter of 2008, compared with net loss of $0.5 million, or $0.01 per diluted share, in the third quarter of 2007.

•	IMS reported an increase in total AMITIZA® (lubiprostone) prescriptions of 5.2% from the second quarter of 2008 to the third quarter of 2008, and of 14.4% compared to the third quarter of 2007.

•	Sales in institutional and long-term care segments targeted by Sucampo’s sales force, as reported separately by IMS, increased by 7.7% from the second to third quarter of 2008 and by 75.5% over the third quarter of 2007.

•	Sucampo announced positive results from a Japanese phase 2b dose-ranging study of lubiprostone for Chronic Idiopathic Constipation (CIC).

•	Dosing commenced in a previously announced phase 2 trial of cobiprostone for the treatment of portal hypertension in patients with liver cirrhosis.
“We are pleased to see continued acceptance of AMITIZA in this difficult economic environment,” said Ryuji Ueno, M.D., Ph.D., Ph.D., Co-Founder, Chairman and Chief Executive Officer. “We continue to invest in research and development and in our international operations. The results of these investments were demonstrated by the clinical achievements of the quarter including the positive data from the Japanese phase 2b trial of lubiprostone. These events allowed us to make further progress in our ongoing active discussions with potential partners for AMITIZA in Japan, Europe and Latin America. ”
Financial Results
Total revenues in the quarter ended September 30, 2008 increased by $1.6 million, or 12.4%, to $14.5 million from $12.9 million in the quarter ended September 30, 2007. Total revenues for the nine months ended September 30, 2008 increased by $21.0 million, or 28.1%, to $95.7 million from $74.7 million for the nine months ended September 30, 2007. In the third quarter of 2008, Sucampo reported a net loss of $2.4 million, or $0.06 per diluted share, compared with a net loss of $0.5 million, or $0.01 per diluted share, in the third quarter of 2007. For the nine months ended September 30, 2008, Sucampo reported net income of $28.0 million, or $0.67 per diluted share, compared with net income of $13.9 million, or $0.38 per diluted share, for the same period in 2007.
     The key components of total revenues were as follows:
•	Product royalty revenue increased by $0.7 million to $7.7 million in the third quarter of 2008 compared with $7.0 million in the third quarter of 2007. Product royalty revenue increased by $5.8 million to $24.7 million for the nine months ended September 30, 2008, compared with $18.9 million for the same period of 2007. The increases reflected the continuing acceptance by patients and physicians of AMITIZA 24 mcg for the treatment of CIC in adults and also the sales of AMITIZA 8 mcg for the treatment of IBS-C in adult women.

Product royalty revenue for the third quarter of 2008 decreased by $3.2 million sequentially, from $10.9 million in the second quarter of 2008. This decrease reflects $1.9 million of product revenue recognized in the second quarter which was attributable to the initial stocking of AMITIZA 8 mcg for IBS-C, completed in May 2008, and the drawdown of those stocks during the third quarter.

•	Research and development (R&D) revenue increased approximately $0.7 million to $5.4 million in the third quarter of 2008 compared with $4.7 million in the third quarter of 2007. R&D revenue increased by $14.9 million to $67.0 million for the nine months ended September 30, 2008 compared with $52.1 million for the prior year period. The increase in R&D revenue was primarily due to the on-going pivotal phase 3 trials in opioid-induced bowel dysfunction (OBD) funded by Takeda. At the same time, additional $1.9 million of R&D revenue was deferred during the third quarter of 2008 as a result of the previously disclosed change in the estimated completion date and in the total expected reimbursable costs associated with these trials, which occurred in the second quarter of 2008.
Total operating expenses incurred during the third quarter of 2008 increased by $5.6 million to $19.3 million from $13.7 million in the third quarter of 2007. For the nine months ended September 30, 2008, total operating expenses increased by $8.2 million to $62.4 million compared to $54.2 million during the nine months ended September 30, 2007.

Components of operating expenses were as follows:
•	R&D expenses of $11.4 million increased by $3.8 million during the third quarter of 2008 from $7.6 million in the third quarter of 2007. The higher spending levels during the quarter were associated with Sucampo’s increased clinical activity for AMITIZA’s phase 4 CIC pediatric trial and the two pivotal phase 3 efficacy and follow on long-term safety trials for OBD, which are reimbursed by Takeda, and for clinical development of cobiprostone for NSAID induced ulcers and portal hypertension. In addition, the R&D expenses for the quarter include approximately $1.2 million for the phase 2b Japanese trial of AMITIZA for CIC completed with successful results in the third quarter and costs to support our pending European Marketing Approval Applications (MAAs) for AMITIZA.

During the nine months ended September 30, 2008, R&D expenses of $35.5 million increased by $13.2 million from $22.3 million during the prior year period. These expenses included costs associated with: the European MAAs of $2.7 million; the phase 2b trial of AMITIZA in Japan of $3.9 million; and, the U.S. clinical trial activities described in the previous paragraph.

•	General and administrative (G&A) expenses of $3.9 million increased by $1.8 million during the third quarter of 2008 from $2.1 million in the third quarter of 2007. The increase in expenses in the third quarter of 2008 was the result of an adjustment of $0.9 million recorded during the three months ended September 30, 2007 to reduce a one-time expense relating to the founders’ stock-based award and due to increases in operational headcount and in overall costs associated with the compliance and regulatory requirements of being a publicly traded company with increasing international operations.

For the nine months ended September 30, 2008, G&A expenses of $10.6 million decreased by $6.7 million from $17.3 million during the nine months ended September 30, 2007. This decrease was mainly the result of a one-time expense of $9.2 million recorded in 2007 related to cash and stock awards to Sucampo’s founders mentioned above, offset in part by the items noted in the previous paragraph.

•	Sucampo’s sales and marketing expenses decreased by $0.1 million to $2.7 million in the third quarter of 2008 from $2.8 million in the third quarter of 2007, reflecting reduced marketing expenses. Sales and marketing expenses during the nine months ended September 30, 2008, decreased by $1.4 million to $8.4 million from $9.8 million during the nine months ended September 30, 2007. Sucampo’s sales and marketing expenses are partially reimbursed by Takeda and recorded as co-promotion revenue.

•	The increases in product royalties — related parties expense resulted directly from the increases in AMITIZA royalty revenue received from Takeda.

For the third quarter of 2008 and 2007, Sucampo’s consolidated effective tax rate was 41.8% and 46.6%, respectively. For the nine months ended September 30, 2008 and 2007, Sucampo’s consolidated effective tax rate was 20.5% and 36.4%, respectively. The reduction in the effective tax rates in 2008 primarily reflects the reversal of U.S. deferred tax asset valuation allowances as a result of the April 2008 FDA approval of the supplemental new drug application of AMITIZA for IBS-C and the related impact on projected income in 2008 and future years from the $50.0 million milestone payment received in the second quarter of 2008 from Takeda and from expected product royalties.
Sucampo’s cash, cash equivalents and investments totaled $124.1 million at September 30, 2008 as compared with $86.5 million at the end of 2007 and $135.0 million as of June 30, 2008. The decrease during the third quarter of 2008 is primarily due to $9.7 million in estimated tax payments for 2008 and other changes in operating assets and liabilities.
Company to Host Conference Call
Sucampo Pharmaceuticals will host a conference call today at 5:00 p.m. Eastern Time, November 12, 2008 to discuss its third quarter 2008 financial results. To participate on the live call, please dial (866) 271-5140 (domestic) or (617) 213-8893 (international). The conference pass code is 81886780. A live and archived audio webcast of the call will be available via the “For Investors” page of the Sucampo Pharmaceuticals website, www.sucampo.com. Please dial in or log on through Sucampo Pharmaceuticals’ website approximately 10 minutes prior to the scheduled start time.
About Sucampo Pharmaceuticals, Inc.
Sucampo Pharmaceuticals, Inc., a biopharmaceutical company based in Bethesda, Maryland, focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which are bio-lipids that occur naturally in the human body, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and currently Advisor, International Business Development.
Sucampo Pharmaceuticals is marketing AMITIZA® (lubiprostone) 24 mcg in the U.S. for Chronic Idiopathic Constipation in adults and AMITIZA 8 mcg in the U.S. to treat Irritable Bowel Syndrome with Constipation in adult women. Sucampo is also developing the drug for additional gastrointestinal disorders with large potential markets. In addition, Sucampo Pharmaceuticals has a robust pipeline of compounds with the potential to target underserved diseases affecting millions of patients worldwide. Sucampo Pharmaceuticals has two wholly owned subsidiaries: Sucampo Pharma Europe, Ltd., headquartered in Oxford, UK, with a branch office in Basel, Switzerland, and Sucampo Pharma, Ltd., located in Tokyo and Osaka, Japan. To learn more about Sucampo Pharmaceuticals and its products, visit www.sucampo.com.
AMITIZA® is a registered trademark of Sucampo Pharmaceuticals, Inc
Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may”

or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2007 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.
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Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Research and development revenue	$5,436	$4,652	$66,982	$52,105
Product royalty revenue	7,718	6,998	24,699	18,869
Co-promotion revenue	1,185	1,051	3,643	3,318
Contract and collaboration revenue	142	151	425	454

Total revenues	14,481	12,852	95,749	74,746

Operating expenses:
Research and development	11,390	7,588	35,537	22,278
General and administrative	3,863	2,116	10,591	17,286
Selling and marketing	2,680	2,779	8,398	9,806
Milestone royalties — related parties	—	—	3,531	1,500
Product royalties — related parties	1,359	1,244	4,391	3,354

Total operating expenses	19,292	13,727	62,448	54,224

(Loss) income from operations	(4,811)	(875)	33,301	20,522
Non-operating income (expense):
Interest income	655	780	1,862	1,575
Other (expense) income, net	(15)	(228)	(16)	(192)

Total non-operating income, net	640	552	1,846	1,383

(Loss) income before income taxes	(4,171)	(323)	35,147	21,905
Income tax benefit (provision)	1,745	(151)	(7,192)	(7,980)

Net (loss) income	$(2,426)	$(474)	$27,955	$13,925

Net (loss) income per share:
Basic net (loss) income per share	$(0.06)	$(0.01)	$0.67	$0.38

Diluted net (loss) income per share	$(0.06)	$(0.01)	$0.67	$0.38

Weighted average common shares outstanding — basic	41,813	39,312	41,768	36,447
Weighted average common shares outstanding — diluted	41,813	39,312	42,022	36,835

Comprehensive (loss) income:

Net (loss) income	$(2,426)	$(474)	$27,955	$13,925
Other comprehensive (loss) income:
Unrealized gain (loss) on investments, net of tax effect	374	—	(1,082)	—
Foreign currency translation	54	281	59	205

Comprehensive (loss) income	$(1,998)	$(193)	$26,932	$14,130

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share data)

	September 30,	December 31,
	2008	2007
ASSETS:
Current assets:
Cash and cash equivalents	$13,364	$25,559
Investments, current	93,117	51,552
Product royalties receivable	7,611	8,667
Unbilled accounts receivable	4,664	5,883
Accounts receivable	1,076	1,525
Prepaid and income taxes receivable	119	1,922
Deferred tax assets, net	1,066	88
Prepaid expenses and other current assets	2,226	2,222

Total current assets	123,243	97,418
Investments, non-current	17,626	9,400
Property and equipment, net	2,283	2,265
Deferred tax assets-noncurrent, net	4,566	551
Other assets	401	393

Total assets	$148,119	$110,027

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$2,959	$3,313
Accrued expenses	12,491	8,730
Deferred revenue — current	6,379	1,062
Income taxes payable	1,420	—

Total current liabilities	23,249	13,105
Deferred revenue, net of current portion	8,202	8,626
Other liabilities	1,615	1,768

Total liabilities	33,066	23,499

Commitments

Stockholders’ equity:

Preferred stock, $0.01 par value; 5,000,000 shares authorized at September 30, 2008 and December 31, 2007; no shares issued and outstanding at September 30, 2008 and December 31, 2007	—	—

Class A common stock, $0.01 par value; 270,000,000 shares authorized at September 30, 2008 and December 31, 2007; 15,650,398 and 15,538,518 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	156	155

Class B common stock, $0.01 par value; 75,000,000 shares authorized at September 30, 2008 and December 31, 2007; 26,191,050 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	262	262

Additional paid-in capital	98,272	96,680
Accumulated other comprehensive loss	(1,416)	(393)
Retained earnings (accumulated deficit)	17,779	(10,176)

Total stockholders’ equity	115,053	86,528

Total liabilities and stockholders’ equity	$148,119	$110,027